Exhibit 99.1

ASCENT CAPITAL GROUP ANNOUNCES FINANCIAL RESULTS FOR THE THREE MONTHS ENDED JUNE 30, 2017

Englewood, CO - August 9, 2017 - Ascent Capital Group, Inc. (“Ascent” or the “Company”) (Nasdaq: ASCMA) has reported results for the three months ended June 30, 2017. Ascent is a holding company that owns MONI, one of the nation’s largest home security alarm monitoring companies.

Headquartered in the Dallas Fort-Worth area, MONI provides security alarm monitoring services to more than one million residential and commercial customers as of June 30, 2017. MONI’s long-term monitoring contracts provide high margin recurring revenue that results in predictable and stable cash flow.

Highlights1:
Ascent’s net revenue for the three and six months ended June 30, 2017 totaled $140.5 million and $281.7 million, respectively

•	Ascent’s net loss for the three and six months ended June 30, 2017 totaled $43.5 million and $62.4 million, respectively

•
Ascent's Pre-SAC Adjusted EBITDA, which adjusts for the expensed portion of subscriber acquisition costs, for the three and six months ended June 30, 2017 totaled $85.9 million and $173.6 million, respectively

•	MONI’s net loss for the three and six months ended June 30, 2017 totaled $50.1 million and $71.1 million, respectively

•	MONI’s Pre-SAC Adjusted EBITDA for the three and six months ended June 30, 2017 totaled $88.9 million and $178.7 million, respectively

•
Appointed Fred Graffam as Senior Vice President and Chief Financial Officer of Ascent and MONI who will be succeeding Michael Meyers, the Company’s current CFO, who announced his retirement in January 2017

Ascent Chairman and Chief Executive Officer, Bill Fitzgerald stated, “The business performed consistent with expectations in the quarter as the MONI team continued to work hard executing against its key operational initiatives.

“I am also pleased to welcome Fred Graffam to the Ascent and MONI executive teams this September. With strong financial and public company experience along with a background in the technology and telecom industries, I am confident that Fred will play an integral role in accelerating MONI’s transformation.”

Jeffery Gardner, President and Chief Executive Officer of MONI said, “We are pleased with our operational progress in the second quarter. We continued to drive improvements in dealer economics, generated solid new marketing sales leads through our MONI direct and LiveWatch platforms and have a growing funnel of partnership opportunities that we are considering for the second half of the year. We are also making progress on attrition, taking proactive measures to retain high-risk customers and reduce operating costs in the long term. While account growth out of our dealer channel continues to be soft and will take time to stabilize, I am confident we are making the right investments in sales training, recruitment support and lead generation now that will benefit the long term growth of this channel and the business.”

1. Comparisons are year-over-year unless otherwise specified.

Results for the Three and Six Months Ended June 30, 2017

For the three months ended June 30, 2017, Ascent reported net revenue of $140.5 million, a decrease of 2.2%. For the six months ended June 30, 2017, net revenue totaled $281.7 million, a decrease of 1.8%. The reduction in revenue for the three and six months ended June 30, 2017 is due to the reduction in subscriber accounts at MONI on a year-over-year basis, partially offset by an increase in average recurring monthly revenue (“RMR”) per subscriber to $43.84 due to certain price increases enacted during the past twelve months and an increase in average RMR per new subscriber acquired.

Ascent’s total cost of services for the three months ended June 30, 2017 increased 7.2% to $29.6 million. For the six months ended June 30, 2017, Ascent’s total costs of services increased 4.3% to $59.6 million. The increase for the three and six months ended June 30, 2017 is attributable to increased field service costs due to a higher volume of retention jobs being completed and an increase in expensed subscriber acquisition costs (or "SAC") primarily as a result of the initiation of MONI’s direct sales channel. Subscriber acquisition costs were $2.8 million and $5.5 million for the three and six months ended June 30, 2017, respectively, as compared to $2.1 million and $4.3 million for the three and six months ended June 30, 2016, respectively. Subscriber acquisition costs recognized in cost of services include certain equipment costs and MONI labor expenditures associated with the creation of new subscribers at both MONI and LiveWatch.

Ascent’s selling, general & administrative ("SG&A") costs for the three months ended June 30, 2017, increased 101.6% to $64.8 million. SG&A costs for the six months ended June 30, 2017, increased 57.2% to $101.0 million. The increase in SG&A for the three and six months ended June 30, 2017 is primarily attributable to a $28.0 million legal settlement reserve recognized in the second quarter of 2017 in relation to class action litigation of alleged violation of telemarketing laws. Also contributing to the increase is higher subscriber acquisition costs (marketing and sales costs related to the creation of new subscribers at both MONI and LiveWatch), consulting fees related to future cost reduction initiatives at MONI. Additionally, Ascent realized a foreign currency loss on a forward exchange contract of $0.6 million and $1.2 million for the three and six months ended June 30, 2017, respectively, as we locked in foreign exchange rates earlier in the year in anticipation of the sale of an overseas property. Subscriber acquisition costs increased to $6.6 million and $13.0 million for the three and six months ended June 30, 2017 as compared to $4.7 million and $8.8 million for the three and six months ended June 30, 2016, primarily as a result of increased direct-to-consumer sales activities at MONI.

Ascent reported a net loss from continuing operations for the three and six months ended June 30, 2017 of $43.5 million and $62.5 million, respectively, compared to net loss from continuing operations of $22.2 million and $45.4 million in the prior year periods.

MONI reported a net loss for the three and six months ended June 30, 2017 of $50.1 million and $71.1 million, respectively, compared to a net loss of $16.5 million and $36.7 million in the prior year periods.

Ascent’s Adjusted EBITDA decreased 10.7% to $77.7 million for the three months ended June 30, 2017. Ascent’s Adjusted EBITDA for the six months ended June 30, 2017 decreased 8.3% to $157.7 million. MONI’s Adjusted EBITDA decreased 9.0% and 7.3% to $80.7 million and $162.9 million during the three and six months ended June 30, 2017, respectively. The decrease for the three and six months ended June 30, 2017 is primarily the result of lower revenues and an increase in subscriber acquisition costs, net of related revenue, associated with an increase in MONI’s direct-to-consumer sales activities. MONI's Adjusted EBITDA as a percentage of net revenue for the three and six months ended June 30, 2017 was 57.4% and 57.8%, respectively, compared to 61.7% and 61.2% in the prior year periods.

Ascent's Pre-SAC Adjusted EBITDA for the three and six months ended June 30, 2017 decreased 7.2% and 5.0% to $85.9 million and $173.6 million, respectively. MONI's Pre-SAC Adjusted EBITDA for the three and six months ended June 30, 2017 totaled $88.9 million and $178.7 million, respectively, compared to $94.2 million and $186.3 million for the three months ended June 30, 2016, respectively. The decrease in Pre-SAC Adjusted EBITDA is primarily the result of lower Pre-SAC revenues and increased field service retention costs. MONI's Pre-SAC Adjusted EBITDA as a percentage of Pre-SAC net revenue for the three and six months ended June 30, 2017 was 63.8% and 64.0%, respectively, compared to 66.1% and 65.5% in the three and six months ended June 30, 2016, respectively. For a reconciliation of net loss from continuing operations to Adjusted EBITDA to Pre-SAC Adjusted EBITDA for Ascent and MONI, as well as a reconciliation of net revenue to Pre-SAC net revenue, please see the Appendix of this release.

	Twelve Months Ended June 30,
	2017	2016
Beginning balance of accounts	1,074,922	1,092,083
Accounts acquired	114,955	148,620
Accounts canceled	(154,969)	(150,703)
Canceled accounts guaranteed by dealer and other adjustments (a) (b)	(13,985)	(15,078)
Ending balance of accounts	1,020,923	1,074,922
Monthly weighted average accounts	1,047,754	1,085,600
Attrition rate - Unit	14.8%	13.9%
Attrition rate - RMR (c)	13.4%	12.5%
Core Attrition (d)	14.1%	13.2%

(a)	Includes canceled accounts that are contractually guaranteed to be refunded from holdback.

(b)
Includes an estimated 6,653 and 7,200 accounts included in our Radio Conversion Program that primarily canceled in excess of their expected attrition for the twelve months ending June 30, 2017 and 2016, respectively.

(c)
The RMR of canceled accounts follows the same definition as subscriber unit attrition as noted above. RMR attrition is defined as the RMR of canceled accounts in a given period, adjusted for the impact of price increases or decreases in that period, divided by the weighted average of RMR for that period.

(d)	Core Attrition reflects the long-term attrition characteristics of MONI’s base by excluding the one-time bulk buy of 113,000 accounts from Pinnacle Security in 2012 and 2013.

MONI’s core account portfolio unit attrition rate for the twelve months ended June 30, 2017, which excludes attrition of the Pinnacle Security accounts, was 14.1%, compared to 13.2% for the twelve months ended June 30, 2016. An increase in the number of subscriber accounts with five-year contracts reaching the end of their initial contract term as well as a more aggressive price increase strategy contributed to the increase in attrition in the period. Overall unit attrition increased from 13.9% for the twelve months ended June 30, 2016 to 14.8% for the twelve months ended June 30, 2017. Overall attrition reflects the impact of the Pinnacle Security bulk buys, where MONI purchased approximately 113,000 accounts from Pinnacle Security in 2012 and 2013, which are now experiencing normal end-of-term attrition. The Company believes core attrition best reflects the long run characteristics of our customer base.

RMR attrition for the twelve months ended June 30, 2017 increased to 13.4% from 12.5% for the twelve months ended June 30, 2016, reflecting price decreases related to the Company’s efforts to secure contract extensions from existing customers.

The Company understated unit attrition, core unit attrition and RMR attrition each by an immaterial amount of 0.1% and 0.2% for the periods ended December 31, 2016 and March 31, 2017, respectively, as a result of the misallocation of accounts in our radio conversion program. Future filings that include prior period disclosures for attrition will be corrected, as needed, when filed.

During the three months ended June 30, 2017 and 2016, MONI acquired 26,782 and 37,284 subscriber accounts, respectively.

Ascent Liquidity and Capital Resources

At June 30, 2017, on a consolidated basis, Ascent had $112.0 million of cash, cash equivalents and marketable securities. A portion of these assets may be used to decrease debt obligations or fund stock repurchases, strategic acquisitions or investment opportunities.

At June 30, 2017, the existing long-term debt includes the principal balance of $1.8 billion under the MONI Senior Notes, Credit Facility term loans, Credit Facility revolver and Ascent’s Convertible Notes. The Convertible Notes have an outstanding principal balance of $96.8 million as of June 30, 2017 and mature July 15, 2020. The Senior Notes have an outstanding principal balance of $585.0 million as of June 30, 2017 and mature on April 1, 2020. The Credit Facility term loan has an outstanding principal balance of $1.1 billion as of June 30, 2017 and requires principal payments of approximately $2.8 million per quarter with the remaining amount becoming due on September 30, 2022. As of June 30, 2017, the Credit Facility revolver has an outstanding balance of $63.5 million and becomes due on September 30, 2021.

Conference Call

Ascent will host a call today, Wednesday, August 9, 2017 at 5:00 pm ET. To access the call please dial (888) 462-5915 from the United States, or (760) 666-3831 from outside the U.S. The conference call I.D. number is 60872716. Participants should dial in 5 to 10 minutes before the scheduled time and must be on a touch-tone telephone to ask questions.

A replay of the call can be accessed through August 24, 2017 by dialing (800) 585-8367 from the U.S., or (404) 537-3406 from outside the U.S. The conference call I.D. number is 60872716.

This call will also be available as a live webcast which can be accessed at Ascent’s Investor Relations Website at http://ir.ascentcapitalgroupinc.com/index.cfm.

Forward Looking Statements

This press release includes certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements about business strategies, market potential and expansion, the success of new products and services, account creation and related costs, subscriber attrition, anticipated account generation at LiveWatch, future financial prospects, and other matters that are not historical facts. These forward-looking statements involve many risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements, including, without limitation, possible changes in market acceptance of our services, technological innovations in the alarm monitoring industry, competitive issues, continued access to capital on terms acceptable to Ascent and/or MONI, our ability to capitalize on acquisition opportunities, general market and economic conditions and changes in law and government regulations. These forward-looking statements speak only as of the date of this press release, and Ascent expressly disclaims any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained herein to reflect any change in Ascent's expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based. Please refer to the publicly filed documents of Ascent, including the most recent Forms 10-K and 10-Q for additional information about Ascent and about the risks and uncertainties related to Ascent's business which may affect the statements made in this press release.

About Ascent Capital Group, Inc.

Ascent Capital Group, Inc., (NASDAQ: ASCMA) is a holding company that owns 100 percent of its operating subsidiary, MONI, and through MONI, LiveWatch Security, LLC. MONI, headquartered in the Dallas Fort-Worth area, secures more than one million residential customers and commercial client accounts with monitored home and business security system services. MONI is supported by one of the nation’s largest networks of independent Authorized Dealers, providing products and support to customers in the U.S., Canada and Puerto Rico. LiveWatch Security, LLC ®, is a Do-It-Yourself (“DIY”) home security firm, offering professionally monitored security services through a direct-to-consumer sales channel. For more information on Ascent, see http://ascentcapitalgroupinc.com/.

ASCENT CAPITAL GROUP, INC. AND SUBSIDIARIES
Unaudited Condensed Consolidated Balance Sheets
Amounts in thousands, except share amounts

	June 30, 2017	December 31, 2016
Assets
Current assets:
Cash and cash equivalents	$31,559	$12,319
Marketable securities, at fair value	80,484	77,825
Trade receivables, net of allowance for doubtful accounts of $2,625 in 2017 and $3,043 in 2016	12,831	13,869
Prepaid and other current assets	10,890	10,347
Assets held for sale	—	10,673
Total current assets	135,764	125,033
Property and equipment, net of accumulated depreciation of $33,330 in 2017 and $29,071 in 2016	29,046	28,331
Subscriber accounts, net of accumulated amortization of $1,326,947 in 2017 and $1,212,468 in 2016	1,359,721	1,386,760
Dealer network and other intangible assets, net of accumulated amortization of $37,891 in 2017 and $32,976 in 2016	11,909	16,824
Goodwill	563,549	563,549
Other assets	7,253	11,935
Total assets	$2,107,242	$2,132,432
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$10,182	$11,516
Accrued payroll and related liabilities	4,741	5,067
Other accrued liabilities	60,707	34,970
Deferred revenue	15,306	15,147
Holdback liability	11,204	13,916
Current portion of long-term debt	11,000	11,000
Liabilities of discontinued operations	—	3,500
Total current liabilities	113,140	95,116
Non-current liabilities:
Long-term debt	1,772,848	1,754,233
Long-term holdback liability	2,251	2,645
Derivative financial instruments	15,624	16,948
Deferred income tax liability, net	19,894	17,769
Other liabilities	7,221	7,076
Total liabilities	1,930,978	1,893,787
Commitments and contingencies
Stockholders’ equity:
Preferred stock, $0.01 par value. Authorized 5,000,000 shares; no shares issued	—	—
Series A common stock, $.01 par value. Authorized 45,000,000 shares; issued and outstanding 11,973,728 and 11,969,152 shares at June 30, 2017 and December 31, 2016, respectively	120	120
Series B common stock, $.01 par value. Authorized 5,000,000 shares; issued and outstanding 381,528 and 381,859 shares at June 30, 2017 and December 31, 2016, respectively	4	4
Series C common stock, $0.01 par value. Authorized 45,000,000 shares; no shares issued	—	—
Additional paid-in capital	1,420,502	1,417,505
Accumulated deficit	(1,231,938)	(1,169,559)
Accumulated other comprehensive loss, net	(12,424)	(9,425)
Total stockholders’ equity	176,264	238,645
Total liabilities and stockholders’ equity	$2,107,242	$2,132,432
See accompanying notes to condensed consolidated financial statements.

ASCENT CAPITAL GROUP, INC. AND SUBSIDIARIES
Unaudited Condensed Consolidated Statements of Operations and Comprehensive Income (Loss)
Amounts in thousands, except shares and per share amounts

	Three Months Ended June 30,		Six Months Ended June 30,
	2017	2016	2017	2016
Net revenue	$140,498	143,656	$281,698	286,924
Operating expenses:
Cost of services	29,617	27,637	59,586	57,112
Selling, general and administrative, including stock-based compensation	64,771	32,133	101,016	64,251
Radio conversion costs	77	7,596	309	16,675
Amortization of subscriber accounts, dealer network and other intangible assets	59,965	61,937	119,512	123,259
Depreciation	2,132	2,114	4,259	4,177
Gain on disposal of operating assets	(14,579)	—	(21,217)	—
	141,983	131,417	263,465	265,474
Operating income (loss)	(1,485)	12,239	18,233	21,450
Other income (expense), net:
Interest income	563	588	958	1,045
Interest expense	(38,165)	(31,587)	(75,651)	(63,011)
Other income, net	222	(1,677)	464	(1,319)
	(37,380)	(32,676)	(74,229)	(63,285)
Loss from continuing operations before income taxes	(38,865)	(20,437)	(55,996)	(41,835)
Income tax expense from continuing operations	(4,661)	(1,765)	(6,475)	(3,587)
Net loss from continuing operations	(43,526)	(22,202)	(62,471)	(45,422)
Discontinued operations:
Income from discontinued operations, net of income tax of $0	—	—	92	—
Net loss	(43,526)	(22,202)	(62,379)	(45,422)
Other comprehensive income (loss):
Foreign currency translation adjustments	584	(354)	642	(556)
Unrealized holding gain (loss) on marketable securities, net	536	2,959	1,087	2,863
Unrealized gain (loss) on derivative contracts, net	(5,777)	(4,697)	(4,728)	(16,542)
Total other comprehensive income (loss), net of tax	(4,657)	(2,092)	(2,999)	(14,235)
Comprehensive loss	$(48,183)	(24,294)	$(65,378)	(59,657)

Basic and diluted income (loss) per share:
Continuing operations	$(3.58)	(1.80)	$(5.14)	(3.66)
Discontinued operations	—	—	0.01	—
Net loss	$(3.58)	(1.80)	$(5.13)	(3.66)

Weighted average Series A and Series B shares - basic and diluted	12,168,582	12,364,797	12,151,417	12,407,830
Total issued and outstanding Series A and Series B shares at period end			12,355,256	12,326,568

See accompanying notes to condensed consolidated financial statements.

ASCENT CAPITAL GROUP, INC. AND SUBSIDIARIES
Unaudited Condensed Consolidated Statements of Cash Flows
Amounts in thousands

	Six Months Ended June 30,
	2017	2016
Cash flows from operating activities:
Net loss	$(62,379)	(45,422)
Adjustments to reconcile net loss to net cash provided by operating activities:
Income from discontinued operations, net of income tax	(92)	—
Amortization of subscriber accounts, dealer network and other intangible assets	119,512	123,259
Depreciation	4,259	4,177
Stock-based compensation	3,575	3,445
Deferred income tax expense	2,104	2,105
Gain on disposal of operating assets	(21,217)	—
Legal settlement reserve	28,000	—
Amortization of debt discount and deferred debt costs	5,415	5,315
Bad debt expense	4,987	5,083
Other non-cash activity, net	3,542	3,465
Changes in assets and liabilities:
Trade receivables	(3,949)	(5,395)
Prepaid expenses and other assets	(1,192)	2,197
Subscriber accounts - deferred contract costs	(1,547)	(1,294)
Payables and other liabilities	(8,143)	(5,567)
Operating activities from discontinued operations, net	(3,408)	—
Net cash provided by operating activities	69,467	91,368
Cash flows from investing activities:
Capital expenditures	(5,752)	(3,100)
Cost of subscriber accounts acquired	(88,287)	(106,805)
Purchases of marketable securities	(2,626)	(5,036)
Proceeds from sale of marketable securities	1,057	11,950
Decrease in restricted cash	—	55
Proceeds from the disposal of operating assets	32,612	—
Net cash used in investing activities	(62,996)	(102,936)
Cash flows from financing activities:
Proceeds from long-term debt	95,550	88,200
Payments on long-term debt	(82,350)	(69,700)
Value of shares withheld for share-based compensation	(431)	(229)
Purchases and retirement of common stock	—	(7,140)
Net cash provided by financing activities	12,769	11,131
Net increase (decrease) in cash and cash equivalents	19,240	(437)
Cash and cash equivalents at beginning of period	12,319	5,577
Cash and cash equivalents at end of period	$31,559	5,140
Supplemental cash flow information:
State taxes paid, net	$3,105	2,758
Interest paid	70,226	57,043
Accrued capital expenditures	493	585

See accompanying notes to condensed consolidated financial statements.

Adjusted EBITDA
We evaluate the performance of our operations based on financial measures such as revenue and "Adjusted EBITDA."  Adjusted EBITDA is defined as net income (loss) before interest expense, interest income, income taxes, depreciation, amortization (including the amortization of subscriber accounts, dealer network and other intangible assets), stock-based and long-term incentive compensation, and other non-cash or nonrecurring charges.   Ascent Capital believes that Adjusted EBITDA is an important indicator of the operational strength and performance of its business, including the business’ ability to fund its ongoing acquisition of subscriber accounts, to fund its capital expenditures and to service its debt.  In addition, this measure is used by management to evaluate operating results and perform analytical comparisons and identify strategies to improve performance.   Adjusted EBITDA is also a measure that is customarily used by financial analysts to evaluate the financial performance of companies in the security alarm monitoring industry and is one of the financial measures, subject to certain adjustments, by which MONI’s covenants are calculated under the agreements governing their debt obligations.  Adjusted EBITDA does not represent cash flow from operations as defined by generally accepted accounting principles ("GAAP"), should not be construed as an alternative to net income or loss and is indicative neither of our results of operations nor of cash flows available to fund all of our cash needs.  It is, however, a measurement that Ascent Capital believes is useful to investors in analyzing its operating performance.  Accordingly, Adjusted EBITDA should be considered in addition to, but not as a substitute for, net income, cash flow provided by operating activities and other measures of financial performance prepared in accordance with GAAP.  Adjusted EBITDA is a non-GAAP financial measure.  As companies often define non-GAAP financial measures differently, Adjusted EBITDA as calculated by Ascent Capital should not be compared to any similarly titled measures reported by other companies.

Pre-SAC Adjusted EBITDA
In addition to MONI's dealer sales channel, MONI and LiveWatch also generate leads and acquire accounts through its direct-to-consumer sales channels. As such, certain expenditures and related revenue associated with subscriber acquisition (subscriber acquisition costs, or "SAC") are recognized as incurred. This is in contrast to the dealer sales channel, which capitalizes payments to dealers to acquire accounts. "Pre-SAC Adjusted EBITDA" is a measure that eliminates the impact of generating leads and acquiring accounts through the direct-to-consumer sales channels that is recognized in operating income. Pre-SAC Adjusted EBITDA is defined as total Adjusted EBITDA excluding SAC related to internally generated subscriber leads and accounts through the direct-to-consumer sales channels, as well as any related revenue. We believe Pre-SAC Adjusted EBITDA is a meaningful measure of the Company's financial performance in servicing its customer base. Pre-SAC Adjusted EBITDA should be considered in addition to, but not as a substitute for, net income, cash flow provided by operating activities and other measures of financial performance prepared in accordance with GAAP. Pre-SAC Adjusted EBITDA is a non-GAAP financial measure. As companies often define non-GAAP financial measures differently, Pre-SAC Adjusted EBITDA as calculated by the Company should not be compared to any similarly titled measures reported by other companies.

The following table provides a reconciliation of Ascent's net loss from continuing operations to total Adjusted EBITDA to Pre-SAC Adjusted EBITDA for the periods indicated (amounts in thousands):

	Three Months Ended June 30,		Six Months Ended June 30,
	2017	2016	2017	2016
Net loss from continuing operations	$(43,526)	(22,202)	$(62,471)	(45,422)
Amortization of subscriber accounts, dealer network and other intangible assets	59,965	61,937	119,512	123,259
Depreciation	2,132	2,114	4,259	4,177
Stock-based compensation	1,999	1,750	3,575	3,445
Radio conversion costs	77	7,596	309	16,675
Rebranding marketing program	33	64	880	237
LiveWatch acquisition contingent bonus charges	387	1,092	1,355	1,992
Integration / implementation of company initiatives	1,389	—	2,030	—
Severance expense (a)	—	—	27	245
Impairment of capitalized software	—	—	713	—
Gain on revaluation of acquisition dealer liabilities	(404)	—	(404)	—
Gain on disposal of operating assets	(14,579)	—	(21,217)	—
Legal settlement reserve	28,000	—	28,000	—
Other-than-temporary impairment losses on marketable securities	—	1,904	—	1,904
Interest income	(563)	(588)	(958)	(1,045)
Interest expense	38,165	31,587	75,651	63,011
Income tax expense from continuing operations	4,661	1,765	6,475	3,587
Adjusted EBITDA	77,736	87,019	157,736	172,065
Gross subscriber acquisition costs (b)	9,450	6,795	18,483	13,161
Revenue associated with subscriber acquisition costs (b)	(1,251)	(1,257)	(2,643)	(2,552)
Pre-SAC Adjusted EBITDA	$85,935	92,557	$173,576	182,674

(a)	Severance expense related to a 2016 reduction in headcount event and transitioning executive leadership at MONI.

(b)
Gross subscriber acquisition costs and Revenue associated with subscriber acquisition costs for the three and six months ended June 30, 2016 has been restated to include $974,000 and $1,341,000 of costs, respectively, and $207,000 and $377,000 of revenue, respectively, related to MONI's direct-to-consumer sales channel activities for the period.

The following table provides a reconciliation of MONI’s net loss to total Adjusted EBITDA to Pre-SAC Adjusted EBITDA for the periods indicated (amounts in thousands):

	Three Months Ended June 30,		Six Months Ended June 30,
	2017	2016	2017	2016
Net loss	$(50,104)	(16,509)	$(71,117)	(36,719)
Amortization of subscriber accounts, dealer network and other intangible assets	59,965	61,937	119,512	123,259
Depreciation	2,125	2,025	4,245	4,000
Stock-based compensation	930	667	1,448	1,189
Radio conversion costs	77	7,596	309	16,675
Rebranding marketing program	33	64	880	237
LiveWatch acquisition contingent bonus charges	387	1,092	1,355	1,992
Integration / implementation of company initiatives	1,389	—	2,030	—
Severance expense (a)	—	—	27	245
Impairment of capitalized software	—	—	713	—
Gain on revaluation of acquisition dealer liabilities	(404)	—	(404)	—
Legal settlement reserve	28,000	—	28,000	—
Interest expense	36,477	30,024	72,315	61,248
Income tax expense	1,779	1,743	3,563	3,533
Adjusted EBITDA	80,654	88,639	162,876	175,659
Gross subscriber acquisition costs (b)	9,450	6,795	18,483	13,161
Revenue associated with subscriber acquisition costs (b)	(1,251)	(1,257)	(2,643)	(2,552)
Pre-SAC Adjusted EBITDA	$88,853	94,177	$178,716	186,268

(a)	Severance expense related to a 2016 reduction in headcount event and transitioning executive leadership at MONI.

(b)
Gross subscriber acquisition costs and Revenue associated with subscriber acquisition costs for the three and six months ended June 30, 2016 has been restated to include $974,000 and $1,341,000 of costs, respectively, and $207,000 and $377,000 of revenue, respectively, related to MONI's direct-to-consumer sales channel activities for the period.

Presented below is the reconciliation of Net revenue for MONI and Ascent Capital to Pre-SAC net revenue (amounts in thousands):

	Three Months Ended June 30,		Six Months Ended June 30,
	2017	2016	2017	2016
Net revenue, as reported	$140,498	143,656	$281,698	286,924
Revenue associated with subscriber acquisition cost	(1,251)	(1,257)	(2,643)	(2,552)
Pre-SAC net revenue	$139,247	142,399	$279,055	284,372

Contact:
Erica Bartsch
Sloane & Company
212-446-1875
ebartsch@sloanepr.com